UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2020

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As of August 1, 2020, the Board of Directors (the “Board”) of Microbot Medical Inc. (the “Company”), after the nomination thereof by the Corporate Governance and Nominating Committee of the Board, appointed Mr. Tal Wenderow, age 46, to fill a vacancy on the Board and to serve as a Class I director of the Company, with a term commencing on August 1, 2020 and expiring at the Company’s 2022 annual meeting of stockholders. Mr. Wenderow is independent under NASDAQ rules.

Since February 2019, Mr. Wenderow serves as the President and CEO of Vocalis Health Inc., an AI healthtech company pioneering the development of vocal biomarkers. Previously, Mr. Wenderow co-founded Corindus Vascular Robotics in 2002, which was a New York Stock Exchange-listed company upon its acquisition by Siemens Healthineers in 2019. Mr. Wenderow held various positions at Corindus from founder, Chief Executive Officer and director at inception, Executive Vice President Product & Business Development to his most recent role as Executive Vice President of International & Business Development. Mr. Wenderow received a B.Sc. in Mechanical Engineering at the Technion – Israel Institute of Technology, Haifa, Israel. The

There is no arrangement or understanding between Mr. Wenderow and any other persons pursuant to which Mr. Wenderow was elected as a director. The Company believes that Mr. Wenderow is qualified as a Board member of the Company because of his extensive knowledge of the medical robotics space with specific focus on interventional procedures, as well as his medical devices start up experience.

Mr. Wenderow will receive compensation for his services as a director in accordance with the compensation package of the Company for all non-management directors, which as of the appointment date includes:

●	Cash payments of $12,000 per annum, $750 per Board meeting and $250 per unanimous written consent, as well as an additional $5,000 per annum for service on a Board Committee.

●	An initial grant of stock options to purchase such number of shares of the Company’s common stock equal to $40,000, at an exercise price equal to the closing price of the Company’s common stock as of the date of grant, and that vest 25% on the six month anniversary of the date of grant, and the remaining 75% on a quarterly basis over the next thirty months.

●	An additional grant of stock options each year thereafter, at the same vesting schedule and pricing terms, to purchase such number of shares of the Company’s common stock equal to $20,000, subject to the member of the Board having served on the Board for at least twelve continuous months, and having attended at least 80% of the Board meetings over the prior year.

The Company also entered into its standard director indemnification agreement with Mr. Wenderow. Pursuant to the indemnification agreement, the Company has agreed to indemnify and hold harmless Mr. Wenderow to the fullest extent permitted by the Delaware General Corporation Law. The indemnification agreement generally covers expenses that Mr. Wenderow incurs or amounts that Mr. Wenderow becomes obligated to pay because of any proceeding to which he is made or threatened to be made a party or participant by reason of his service as a current or former director of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreement also provides for the advancement of expenses to Mr. Wenderow subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify Mr. Wenderow, and, with certain exceptions, with respect to proceedings that he initiates.

A copy of the press release announcing Mr. Wenderow’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
99.1	Press release, dated August 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: August 3, 2020